Filed Pursuant to Rule 424(b)(3)

Registration No. 333-230465

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

SUPPLEMENT NO. 21 DATED APRIL 7, 2022 TO THE

PROSPECTUS DATED MARCH 19, 2021

This prospectus supplement no. 21 (this “Supplement”) is part of and should be read in conjunction with the base prospectus of InPoint Commercial Real Estate Income, Inc. dated March 19, 2021, prospectus supplement no. 1 dated April 15, 2021, prospectus supplement no. 2 dated April 29, 2021, prospectus supplement no. 3 dated May 17, 2021, prospectus supplement no. 4 dated June 15, 2021, prospectus supplement no. 5 dated July 8, 2021, prospectus supplement no. 6 dated July 12, 2021, prospectus supplement no. 7 dated July 15, 2021, prospectus supplement no. 8 dated August 16, 2021, prospectus supplement no. 9 dated September 7, 2021, prospectus supplement no. 10 dated September 15, 2021, prospectus supplement no. 11 dated September 15, 2021, prospectus supplement no. 12 dated September 22, 2021, prospectus supplement no. 13 dated October 15, 2021, prospectus supplement no. 14 dated November 15, 2021, prospectus supplement no. 15 dated November 29, 2021, prospectus supplement no. 16 dated December 15, 2021, prospectus supplement no. 17 dated January 11, 2022, prospectus supplement no. 18 dated January 14, 2022, prospectus supplement no. 19 dated February 15, 2022 and prospectus supplement no. 20 dated March 15, 2022 (collectively, the “prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the prospectus.

The purpose of this Supplement is to provide portfolio metrics regarding the status of our investments as of March 31, 2022.

Portfolio Metrics as of March 31, 2022

Attached hereto as Appendix A are portfolio metrics regarding the status of our investments as of March 31, 2022.

Appendix A

Portfolio Highlights Q1 2022 1 Portfolio size is based on the unpaid principal balance of our debt investments and the fair value of our real estate owned ( REO ) in each case as of March 31, 2022. Portfolio size, average investment balance and number of investments include our REO. 2 1st mortgage loan weighted average years to maturity based on maturity date assuming no options to extend are exercised. See our Form 10 K or 10 Q most recently filed with the SEC for maximum maturities assuming all extensions are exercised. 3 Weighted average of loan to value at origination, based on current loan balance as of March 31, 2022. Portfolio Size 1 $745.9M Average Investment Balance 1 $17.8M Range of Investment Balances $5.2 --$47.7M Historical 1 st Mortgage Loan Payoffs 20 Loans Investments 1 42 1st Mortgage Weighted Avg. Years to Maturity 2 1.8 Years Average Leverage Ratio 3 70.6% Weighted average of loan to value at origination based on current loan balance Historical 1 st Mortgage Loan Payoff Amount $371.4M

98% 2% Fixed Rate Floating Rate Q1 2022 Portfolio Highlights Loans by Floating vs. Fixed Rate Based on the par value of loan investments as of March 31, 2022. Subject to change without notice. *The senior position does not protect against default, and losses may still occur. Past performance is not a guarantee of fut ure results, and there is no assurance that we will achieve our investment objectives.

Investments by type are based on the par value of loan investments and the fair value of REO as of March 31, 2022. Subject to change without notice. First mortgage loans finance commercial real estate properties and are loans that generally have the highest priority lien among the loans in a foreclosure proceeding on the collateral securing the loan. The senior position does not protect against default, and losses may still occur. Credit loans, also called mezzanine loans, are secured by one or more direct or indirect ownership interests in an entity that directly or indirectly owns real estate. REO, which stands for “real estate owned,” represents real estate we have acquired through foreclosure, deed-in-lieu of foreclosure, or purchase. Q1 2022 Portfolio Highlights Investments by Type 1st Mortgage 96% 2% 2% Credit Loans REO 1st Mortgage Loans

Based on the par value of loan investments as of March 31, 2022. Subject to change without notice. Q1 2022 Portfolio Highlights Loans by Region 20% 37% 22% 11% 5.0% Mid-Atlantic New England 1% West Southwest Great Lakes Southeast 4% 5% Plains

27% 52% 5% 8% Retail Q1 2022 Portfolio Highlights Loans by Property Type Mixed Use 2% Based on the par value of loan investments as of March 31, 2022. Subject to change without notice. Multifamily Office Hospitality 6% Industrial